                                                  This filing is made pursuant
                                                  to Rule 424(b)(3) under
                                                  the Securities Act of
                                                  1933 in connection with
                                                  Registration No. 333-69725


                 SUPPLEMENT TO PROSPECTUS DATED JANUARY 8, 1999

                                 931,373 SHARES

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                                  COMMON STOCK
                           -------------------------

The Prospectus dated January 8, 1999 is hereby supplemented as follows to restate, in its entirety, the "Selling Stockholders" section on page 11 of the
Prospectus:

                              SELLING STOCKHOLDERS

The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock owned beneficially by them as of March 17, 1999 which may be offered pursuant to this Prospectus. This information is based upon information provided by each selling stockholder. Because the Selling Stockholders may offer all, some or none of their respective shares of Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided. The term "Selling Stockholder" includes the holders listed below and their transferees, pledgees, donees or other successors.

                                                             SHARES BEING
                           NAME                               OFFERED(1)
                           ----                              ------------
MDB Capital................................................    316,981
LHIP Acquisition Company...................................    135,849
International Investor Relations Group.....................      3,493
Boniface Costa.............................................     22,222
Growth Ventures, Inc. Pension Plan and Trust...............    189,938
Inverness Investments Profit Sharing Plan..................     99,999
Leonard Rothstein..........................................     49,999
Jodi Rothstein.............................................     50,000
B. A. Bates................................................     20,964
Underwood Family Partners..................................     20,964
Brennan, Key & Bromberg, P.C. .............................     20,964
                                                               -------
          Total............................................    931,373
                                                               =======

-------------------------
(1) Includes 927,880 shares of common stock issuable upon the exercise of certain warrants.

None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Hollis-Eden or any of its predecessors or affiliates.

           The date of this Prospectus Supplement is March 23, 1999.